Exhibit 99.1
NEWS RELEASE

Investor Contact:	Media Contact:
Jessica Greiner	Jack Todd
Director of Investor Relations	Vice President, Public Affairs
Trinity Industries, Inc.	Trinity Industries, Inc.
214/631-4420	214/589-8909

FOR IMMEDIATE RELEASE

Trinity Industries, Inc. Announces First Quarter 2016 Results

DALLAS, Texas - April 21, 2016 - Trinity Industries, Inc. (NYSE:TRN) today announced earnings results for the first quarter ended March 31, 2016, including the following significant highlights:

•	Quarterly revenues and net income of $1.2 billion and $97.2 million, respectively

•	Quarterly earnings per common diluted share of $0.64, including $0.03 per common diluted share related to sales of leased railcars

•	Company repurchases approximately 2.1 million shares of common stock at a cost of $34.7 million under its share repurchase authorization during the quarter

•	Company now anticipates full year 2016 earnings of between $2.00 and $2.30 per common diluted share

Consolidated Results
Trinity Industries, Inc. reported net income attributable to Trinity stockholders of $97.2 million, or $0.64 per common diluted share, for the first quarter ended March 31, 2016. Net income for the same quarter of 2015 was $180.2 million, or $1.13 per common diluted share. Revenues for the first quarter of 2016 totaled $1.19 billion compared to revenues of $1.63 billion for the same quarter of 2015.
“Trinity's first quarter financial results reflect the deterioration in demand for a number of our products,” said Timothy R. Wallace, Trinity’s Chairman, CEO and President. “Even though our financial results declined quarter over quarter and year over year, I am pleased with our Company's ability to make orderly transitions when market conditions shift. Our people did a good job transitioning from high production levels in the fourth quarter to much lower levels in the first quarter.”
Mr. Wallace added, “We are continuing to reposition and streamline our operations based on current demand levels. Trinity is a much stronger company today than in previous market downturns.”
Business Group Results
In the first quarter of 2016, the Rail Group reported revenues of $846.9 million compared to revenues of $1,144.5 million in the first quarter of 2015. Operating profit for the Rail Group was $157.2 million in the first quarter of 2016 compared to operating profit of $212.7 million in the first quarter of 2015. The decrease in revenues and profit was primarily due to lower deliveries and changes in product mix. The Rail Group shipped 7,145 railcars and received orders for 1,620 railcars during the first quarter. The Rail Group had a backlog of $4.72 billion as of March 31, 2016, representing 43,360 railcars, compared to a backlog of $5.40 billion as of December 31, 2015, representing 48,885 railcars. At the end of the first quarter, the backlog of railcar orders extends into 2020.
The Railcar Leasing and Management Services Group ("Leasing Group") reported leasing and management revenues of $170.5 million in the first quarter of 2016 compared to $166.1 million in the first quarter of 2015 primarily due to net fleet additions. In addition, the Group recognized revenues of $8.0 million during the first quarter from sales of railcars from the lease fleet owned for one year or less compared to $78.7 million in the first quarter of 2015. Proceeds from the sale of railcars from the lease fleet owned for more than one year at the time of sale are not included in revenue and totaled $6.7 million in the first quarter of 2016 and $78.5 million in the first quarter of 2015. Operating profit for this Group was $74.2 million in the first quarter of 2016 compared to operating profit of $122.8 million in the first quarter of 2015. The decrease in operating profit was primarily due to a decrease in the volume of sales of railcars from the lease fleet and higher maintenance expense. Supplemental information for the Leasing Group is provided in the accompanying tables.
The Inland Barge Group reported revenues of $110.8 million for the first quarter of 2016 compared to revenues of $153.1 million in the first quarter of 2015. Operating profit for this Group was $12.6 million in the first quarter of 2016 compared to $27.5 million in the first quarter of 2015. The decrease in revenues and operating profit compared to the same quarter last year was primarily due to lower tank barge deliveries. As of March 31, 2016, the Inland Barge Group had a backlog of $318.7 million compared to a backlog of $416.0 million as of December 31, 2015.
The Energy Equipment Group reported revenues of $273.4 million in the first quarter of 2016 compared to revenues of $300.1 million in the same quarter of 2015. Operating profit for the first quarter of 2016 increased slightly to $37.4 million compared to $37.2 million in the same quarter last year. The decrease in revenues compared to the same quarter last year was due to lower delivery volumes in the utility structures business and other product lines partially offset by higher delivery volumes in the wind towers business. The backlog for wind towers as of March 31, 2016 was $263.4 million compared to a backlog of $371.3 million as of December 31, 2015.
Revenues in the Construction Products Group were $124.9 million in the first quarter of 2016 compared to revenues of $112.8 million in the first quarter of 2015. The Group recorded an operating profit of $15.9 million in the first quarter of 2016 compared to an operating profit of $8.3 million in the first quarter of 2015. Revenues and operating profit increased compared to the same quarter last year primarily as a result of higher delivery volumes in both the Aggregates and Highway Products businesses.
Cash and Liquidity
At March 31, 2016, the Company had cash, cash equivalents, and short-term marketable securities of $835.6 million. When combined with capacity under committed credit facilities, the Company had approximately $2.1 billion of available liquidity at the end of the first quarter.
Share Repurchase
The Company repurchased 2,070,600 shares of common stock at a cost of $34.7 million under its share repurchase authorization during the quarter, leaving $215.4 million remaining under its current authorization through December 31, 2017.
Earnings Guidance for 2016
For the full year of 2016, the Company anticipates earnings per common diluted share of between $2.00 and $2.30 compared to its previous guidance of between $2.00 and $2.40 per share. The Company’s 2016 earnings guidance is based on the assumption that current market conditions will continue throughout the year. The reduction in the upper end of the earnings guidance range is due to a lower expected level of sales of leased railcars than previously provided.
The Company's current earnings guidance incorporates the sales of between $300 million and $400 million of leased railcars during 2016 compared to its previous guidance of approximately $500 million. The level of interest from participants in the Company's Railcar Investment Vehicle platform remains steady. In the current market environment, the Company is closely evaluating the current returns it may earn from selling portfolios of leased railcars compared to retaining the leased railcars in its wholly-owned lease fleet. During the first quarter, proceeds from the sales of leased railcars totaled $22.8 million and resulted in $0.03 per common diluted share of earnings.
Actual results in 2016 may differ from present expectations and could be impacted by a number of factors including, among others, fluctuations in prices of commodities that our customers produce and transport; expenses related to current and potential litigation; the operating leverage and efficiencies that can be achieved by the Company's manufacturing businesses; the costs associated with aligning manufacturing production capacity with demand; the level of sales and profitability of manufacturing railcars; the level of profitability associated with the sales of leased railcars; the dilutive impact of the convertible notes related to changes in the Company's stock price; and the impact of weather conditions on our operations and delivery schedules.
Conference Call
Trinity will hold a conference call at 11:00 a.m. Eastern on April 22, 2016 to discuss its first quarter results. To listen to the call, please visit the Investor Relations section of the Trinity Industries website, www.trin.net and select the Conference Calls menu link. An audio replay may be accessed through the Company’s website or by dialing (402) 220-7220 until 11:59 p.m. Eastern on April 29, 2016.
Trinity Industries, Inc., headquartered in Dallas, Texas, is a diversified industrial company that owns market-leading businesses providing products and services to the energy, transportation, chemical, and construction sectors. Trinity reports its financial results in five principal business segments: the Rail Group, the Railcar Leasing and Management Services Group, the Inland Barge Group, the Construction Products Group, and the Energy Equipment Group. For more information, visit: www.trin.net.
Some statements in this release, which are not historical facts, are “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements about Trinity's estimates, expectations, beliefs, intentions or strategies for the future, and the assumptions underlying these forward-looking statements. Trinity uses the words “anticipates,” “assumes,” “believes,” “estimates,” “expects,” “intends,” “forecasts,” “may,” “will,” “should,” “guidance,” “outlook,” and similar expressions to identify these forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from historical experience or our present expectations. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” and “Forward-Looking Statements” in the Company's Annual Report on Form 10-K for the most recent fiscal year.
- TABLES TO FOLLOW -

Trinity Industries, Inc.
Condensed Consolidated Income Statements
(in millions, except per share amounts)
(unaudited)

	Three Months Ended March 31,
	2016	2015
Revenues	$1,187.9	$1,626.7
Operating costs:
Cost of revenues	889.9	1,211.1
Selling, engineering, and administrative expenses	96.5	98.3
Gains on dispositions of property:
Net gains on lease fleet sales	(2.1)	(14.9)
Other	0.2	(0.9)
	984.5	1,293.6
Operating profit	203.4	333.1
Interest expense, net	44.6	51.0
Other, net	(0.7)	(2.3)
Income before income taxes	159.5	284.4
Provision for income taxes	57.4	95.4
Net income	102.1	189.0
Net income attributable to noncontrolling interest	4.9	8.8
Net income attributable to Trinity Industries, Inc.	$97.2	$180.2

Net income attributable to Trinity Industries, Inc. per common share:
Basic	$0.64	$1.15
Diluted	$0.64	$1.13
Weighted average number of shares outstanding:
Basic	148.3	151.2
Diluted	148.3	154.3

Trinity is required to utilize the two-class method of accounting when calculating earnings per share as a result of unvested restricted shares that have non-forfeitable rights to dividends and are, therefore, considered to be a participating security. The unvested restricted shares are excluded from the weighted average number of shares outstanding for the purposes of determining earnings per share. The two-class method results in a lower earnings per share than is calculated from the face of the income statement. See Earnings Per Share Calculation table below.

Trinity Industries, Inc.
Condensed Segment Data
(in millions)
(unaudited)

	Three Months Ended March 31,
Revenues:	2016	2015
Rail Group	$846.9	$1,144.5
Construction Products Group	124.9	112.8
Inland Barge Group	110.8	153.1
Energy Equipment Group	273.4	300.1
Railcar Leasing and Management Services Group	178.5	244.8
All Other	21.9	28.1
Segment Totals before Eliminations	1,556.4	1,983.4
Eliminations - lease subsidiary	(283.3)	(259.0)
Eliminations - other	(85.2)	(97.7)
Consolidated Total	$1,187.9	$1,626.7

	Three Months Ended March 31,
Operating profit (loss):	2016	2015
Rail Group	$157.2	$212.7
Construction Products Group	15.9	8.3
Inland Barge Group	12.6	27.5
Energy Equipment Group	37.4	37.2
Railcar Leasing and Management Services Group	74.2	122.8
All Other	(5.1)	(1.5)
Segment Totals before Eliminations and Corporate Expenses	292.2	407.0
Corporate	(24.7)	(26.7)
Eliminations - lease subsidiary	(65.5)	(48.3)
Eliminations - other	1.4	1.1
Consolidated Total	$203.4	$333.1

Trinity Industries, Inc.
Leasing Group
Condensed Results of Operations
(unaudited)

	Three Months Ended March 31,
	2016	2015
	($ in millions)
Revenues:
Leasing and management	$170.5	$166.1
Sales of railcars owned one year or less at the time of sale	8.0	78.7
Total revenues	$178.5	$244.8
Operating profit:
Leasing and management	$69.8	$82.3
Railcar sales:
Railcars owned one year or less at the time of sale	2.3	25.6
Railcars owned more than one year at the time of sale	2.1	14.9
Total operating profit	$74.2	$122.8
Operating profit margin:
Leasing and management	40.9%	49.5%
Railcar sales	*	*
Total operating profit margin	41.6%	50.2%
Selected expense information(1):
Depreciation	$37.4	$34.1
Maintenance	$31.6	$19.9
Rent	$9.5	$11.8
Interest	$31.8	$37.9

	March 31, 2016	December 31, 2015
Leasing portfolio information:
Portfolio size (number of railcars)	79,055	76,765
Portfolio utilization	97.2%	97.7%

	Three Months Ended March 31,
	2016	2015
	(in millions)
Proceeds from sales of leased railcars:
Leasing Group:
Railcars owned one year or less at the time of sale	$8.0	$78.7
Railcars owned more than one year at the time of sale	6.7	78.5
Rail Group	8.1	15.2
	$22.8	$172.4
* Not meaningful

(1) Depreciation, maintenance, and rent expense are components of operating profit. Amortization of deferred profit on railcars sold from the Rail Group to the Leasing Group is included in the operating profit of the Leasing Group resulting in the recognition of depreciation expense based on the Company's original manufacturing cost of the railcars. Interest expense is not a component of operating profit and includes the effect of hedges.

Trinity Industries, Inc.
Condensed Consolidated Balance Sheets
(in millions)
(unaudited)

	March 31, 2016	December 31, 2015
Cash and cash equivalents	$635.7	$786.0
Short-term marketable securities	199.9	84.9
Receivables, net of allowance	375.0	369.9
Income tax receivable	21.9	94.9
Inventories	936.1	943.1
Restricted cash	185.6	195.8
Net property, plant, and equipment	5,523.5	5,348.0
Goodwill	754.7	753.8
Other assets	277.3	309.5
	$8,909.7	$8,885.9

Accounts payable	$223.8	$216.8
Accrued liabilities	452.3	529.6
Debt, net of unamortized discount of $40.0 and $44.2	3,171.0	3,195.4
Deferred income	25.8	27.1
Deferred income taxes	813.5	752.2
Other liabilities	117.3	116.1
Stockholders' equity	4,106.0	4,048.7
	$8,909.7	$8,885.9

Trinity Industries, Inc.
Additional Balance Sheet Information
(in millions)
(unaudited)

	March 31, 2016	December 31, 2015
Property, Plant, and Equipment
Corporate/Manufacturing:
Property, plant, and equipment	$1,870.8	$1,861.5
Accumulated depreciation	(920.3)	(905.4)
	950.5	956.1
Leasing:
Wholly-owned subsidiaries:
Machinery and other	10.7	10.7
Equipment on lease	4,042.7	3,763.5
Accumulated depreciation	(673.3)	(647.9)
	3,380.1	3,126.3
Partially-owned subsidiaries:
Equipment on lease	2,309.1	2,307.7
Accumulated depreciation	(385.4)	(369.1)
	1,923.7	1,938.6

Net deferred profit on railcars sold to the Leasing Group	(730.8)	(673.0)
	$5,523.5	$5,348.0

Trinity Industries, Inc.
Additional Balance Sheet Information
(in millions)
(unaudited)

	March 31, 2016	December 31, 2015
Debt
Corporate - Recourse:
Revolving credit facility	$—	$—
Senior notes due 2024, net of unamortized discount of $0.4 and $0.4	399.6	399.6
Convertible subordinated notes, net of unamortized discount of $39.6 and $43.8	409.8	405.6
Other	0.5	0.5
	809.9	805.7
Less: unamortized debt issuance costs	(4.4)	(4.7)
	805.5	801.0
Leasing:
Wholly-owned subsidiaries:
Recourse:
Capital lease obligations, net of unamortized debt issuance costs of $0.1 and $0.1	34.9	35.7
	34.9	35.7
Non-recourse:
Secured railcar equipment notes	672.3	679.5
Warehouse facility	259.3	264.3
	931.6	943.8
Less: unamortized debt issuance costs	(14.1)	(15.1)
	917.5	928.7
Partially-owned subsidiaries - Non-recourse:
Secured railcar equipment notes	1,429.5	1,446.9
Less: unamortized debt issuance costs	(16.4)	(16.9)
	1,413.1	1,430.0
	$3,171.0	$3,195.4

Trinity Industries, Inc.
Additional Balance Sheet Information
($ in millions)
(unaudited)

	March 31, 2016	December 31, 2015
Leasing Debt Summary
Total Recourse Debt	$34.9	$35.7
Total Non-Recourse Debt	2,330.6	2,358.7
	$2,365.5	$2,394.4
Total Leasing Debt
Wholly-owned subsidiaries	$952.4	$964.4
Partially-owned subsidiaries	1,413.1	1,430.0
	$2,365.5	$2,394.4
Equipment on Lease(1)
Wholly-owned subsidiaries	$3,380.1	$3,126.3
Partially-owned subsidiaries	1,923.7	1,938.6
	$5,303.8	$5,064.9
Total Leasing Debt as a % of Equipment on Lease
Wholly-owned subsidiaries	28.2%	30.8%
Partially-owned subsidiaries	73.5%	73.8%
Combined	44.6%	47.3%

(1) Excludes net deferred profit on railcars sold to the Leasing Group.

Trinity Industries, Inc.
Condensed Consolidated Cash Flow Statements
(in millions)
(unaudited)

	Three Months Ended March 31,
	2016	2015
Operating activities:
Net income	$102.1	$189.0
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	69.4	64.0
Net gains on railcar lease fleet sales owned more than one year at the time of sale	(2.1)	(14.9)
Other	76.8	20.7
Changes in assets and liabilities:
(Increase) decrease in receivables	67.9	(76.6)
(Increase) decrease in inventories	7.0	31.7
Increase (decrease) in accounts payable and accrued liabilities	(66.3)	(99.3)
Other	31.3	(5.2)
Net cash provided by operating activities	286.1	109.4
Investing activities:
Proceeds from railcar lease fleet sales owned more than one year at the time of sale	6.7	78.5
Proceeds from dispositions of property	1.1	1.6
Capital expenditures - leasing, net of sold lease fleet railcars owned one year or less with a net cost of $5.7 and $53.1	(222.8)	(283.4)
Capital expenditures - manufacturing and other	(26.3)	(53.5)
(Increase) decrease in short-term marketable securities	(115.0)	(25.0)
Acquisitions	—	(45.5)
Other	0.2	4.2
Net cash required by investing activities	(356.1)	(323.1)
Financing activities:
Payments to retire debt	(30.4)	(70.9)
Shares repurchased	(34.7)	(18.0)
Dividends paid to common shareholders	(16.8)	(15.6)
Purchase of shares to satisfy employee tax on vested stock	(0.1)	(0.4)
Distributions to noncontrolling interest	(6.8)	(11.3)
Decrease in restricted cash	10.2	33.0
Other	(1.7)	(0.3)
Net cash (required) provided by financing activities	(80.3)	(83.5)
Net (decrease) increase in cash and cash equivalents	(150.3)	(297.2)
Cash and cash equivalents at beginning of period	786.0	887.9
Cash and cash equivalents at end of period	$635.7	$590.7

Trinity Industries, Inc.
Earnings per Share Calculation
(in millions, except per share amounts)
(unaudited)

Basic net income attributable to Trinity Industries, Inc. per common share is computed by dividing net income attributable to Trinity remaining after allocation to unvested restricted shares by the weighted average number of basic common shares outstanding for the period.

	Three Months Ended March 31, 2016			Three Months Ended March 31, 2015
	Income	Average Shares	EPS	Income	Average Shares	EPS
Net income attributable to Trinity Industries, Inc.	$97.2			$180.2
Unvested restricted share participation	(2.9)			(5.7)
Net income attributable to Trinity Industries, Inc. - basic	94.3	148.3	$0.64	174.5	151.2	$1.15
Effect of dilutive securities:
Convertible subordinated notes	—	—		0.1	3.1
Net income attributable to Trinity Industries, Inc. - diluted	$94.3	148.3	$0.64	$174.6	154.3	$1.13

Trinity Industries, Inc.
Reconciliation of EBITDA
(in millions)
(unaudited)

“EBITDA” is defined as net income plus interest expense, income taxes, and depreciation and amortization including goodwill impairment charges. EBITDA is not a calculation based on generally accepted accounting principles. The amounts included in the EBITDA calculation are, however, derived from amounts included in the historical consolidated statements of operations data. In addition, EBITDA should not be considered as an alternative to net income or operating income as an indicator of our operating performance, or as an alternative to operating cash flows as a measure of liquidity. We believe EBITDA assists investors in comparing a company’s performance on a consistent basis without regard to depreciation and amortization, which can vary significantly depending upon many factors. However, the EBITDA measure presented in this press release may not always be comparable to similarly titled measures by other companies due to differences in the components of the calculation.

	Three Months Ended March 31,
	2016	2015
Net income	$102.1	$189.0
Add:
Interest expense	45.8	51.5
Provision for income taxes	57.4	95.4
Depreciation and amortization expense	69.4	64.0
Earnings before interest expense, income taxes, and depreciation and amortization expense	$274.7	$399.9

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